Investor Relations Contact:
Michael Picariello, Commvault
732-728-5380
ir@commvault.com

Media Relations Contact:
Leo Tignini, Commvault
732-728-5378
ltignini@commvault.com

Commvault Announces Fiscal 2018 First Quarter Financial Results
-- Overachievement on revenue expectations --
-- Record total first quarter revenue of $166.0 million; Software revenue up 18% over prior year --
-- Financial results demonstrate continued business momentum --

First Quarter Highlights Include:

First quarter
GAAP Results:
Revenues	$166.0 million
Loss from Operations (EBIT)	$(4.4) million
EBIT Margin	(2.6)%
Diluted Loss Per Share	$(0.01)

Non-GAAP Results:
Income from Operations (EBIT)	$15.9 million
EBIT Margin	9.6%
Diluted Earnings Per Share	$0.21

Tinton Falls, N.J. – July 25, 2017 – Commvault [NASDAQ: CVLT] today announced its financial results for the first quarter ended June 30, 2017.

N. Robert Hammer, Commvault's Chairman, President and CEO stated, “We began fiscal year 2018 with a solid first quarter, highlighted by 18% year-over-year software revenue growth. All of our global sales regions contributed to our year-over-year software revenue growth which was driven by a significant increase in the dollar amount of enterprise revenue transactions and strong initial results from our new committed subscription based pricing model. We continue to see improved business momentum as a result of our industry leading technology and services that provides customers the ability to move and manage applications and data in the cloud, as well as to easily migrate applications and data to more modern on-premise infrastructures. We have made very good progress across all aspects of the company and we continue to build the foundation for sustained solid revenue and earnings growth.”

Total revenues for the first quarter of fiscal 2018 were $166.0 million, an increase of 9% year-over-year, and flat sequentially. On a constant currency basis, total revenue increased 11% year-over-year. Software revenue was $74.8 million, an increase of 18% year-over-year, and down 4% sequentially. On a year-over-year constant currency basis software revenue increased 19%. Services revenue in the quarter was $91.2 million, an increase of 3% on both a year-over-year and sequential basis.

On a GAAP basis, loss from operations (EBIT) was $4.4 million for the first quarter compared to a loss of $3.2 million in the prior year. Non-GAAP EBIT increased 11% to $15.9 million in the quarter compared to $14.3 million in the prior year.

For the first quarter of fiscal 2018, Commvault reported a GAAP net loss of $0.3 million, or $0.01 per diluted share. Non-GAAP net income for the quarter increased to $10.1 million, or $0.21 per diluted share, from $9.0 million, or $0.20 per diluted share, in the first quarter of fiscal 2017.

Operating cash flow totaled $19.9 million for the first quarter of fiscal 2018 compared to $24.0 million in the prior year quarter. In the first quarter of fiscal 2018 Commvault made a $3.0 million prepayment for software royalties related to solutions for hyper-converged environments and scale-out appliances. Total cash and short-term investments were $481.0 million as of June 30, 2017 compared to $450.2 million as of March 31, 2017.

As of July 25, 2017, there is $125.0 million available under the share repurchase program that currently expires on March 31, 2018. There have been no borrowings against the line of credit during fiscal 2018.

A reconciliation of GAAP to non-GAAP results has been provided in Financial Statement Table IV included in this press release. An explanation of these measures is also included below under the heading “Use of Non-GAAP Financial Measures.”

Recent Business Highlights:

•
On June 1, 2017, Commvault announced that Capt. “Sully” Sullenberger and explorer Robert Swan OBE (Officer of the British Empire) will headline the keynote agenda at its second annual customer conference, Commvault GO 2017, to be held Nov. 6-8, 2017 in Washington D.C. At Commvault GO 2017, both Sullenberger and Swan will speak about their unique personal experiences accomplishing remarkable things, how data played a key role, and will provide attendees with insight on how they can leverage their own data to unlock new opportunities and strive for competitive advantages. More information on Commvault GO 2017 can be found at https://www.commvault.com/events/commvault-go-2017.

•
On May 24, 2017, Commvault called on organizations to urgently prepare for the arrival of EU GDPR compliance regulations, or risk being among the first to be penalized when the regulations take effect. Corporate complacency is one of the biggest barriers to GDPR compliance with many organizations yet to implement either suitable processes or technology. With instances of intrusions such as ransomware and leakware on the rise, failure to implement a secure data management platform can result in organizations facing damaging financial penalties.

•
On May 16, 2017, Commvault announced it had launched its new VM Backup and Recovery trial software for customers and partners with significant enhancements on user experience, disaster recovery and cloud on-ramp. Commvault’s VM Backup and Recovery software expands the company’s leadership in enabling customers to build, protect and optimize VMs throughout their lifecycle and migrate data and VMs to the public cloud of their choice, including AWS, Microsoft Azure and VMware. More information can be found at https://www.commvault.com/demos-and-trials/vm-backup-and-recovery.

Use of Non-GAAP Financial Measures
Commvault has provided in this press release the following non-GAAP financial measures: non-GAAP income from operations, non-GAAP income from operations margin, non-GAAP net income, and non-GAAP diluted earnings per share. This selected financial information has not been prepared in accordance with GAAP. Commvault uses these non-GAAP financial measures internally to understand, manage and evaluate its business and make operating decisions. In addition, Commvault believes these non-GAAP operating measures are useful to investors, when used as a supplement to GAAP financial measures, in evaluating Commvault’s ongoing operational performance. Commvault believes that the use of these non-GAAP financial measures provide an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in Commvault’s industry, many of which present similar non-GAAP financial measures to the investment community. Commvault has also provided software, services and total revenues on a constant currency basis. Commvault analyzes revenue growth on a constant currency basis in order to provide a comparable framework for assessing how the business performed excluding the effect of foreign currency fluctuations. Finally, Commvault has provided free cash flow, which Commvault uses to measure the amount of cash flow the business is generating after capital expenditures.
All of these non-GAAP financial measures should be considered as a supplement to, and not as a substitute for or superior to, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, which are provided in Table IV included in this press release.

Non-GAAP income from operations and non-GAAP income from operations margin. These non-GAAP financial measures exclude noncash stock-based compensation charges and additional FICA and related payroll tax expense incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards. Commvault believes that these non-GAAP financial measures are useful metrics for management and investors because they compare Commvault’s core operating results over multiple periods. When evaluating the performance of Commvault’s operating results and developing short and long term plans, Commvault does not consider such expenses. Although noncash stock-based compensation and the additional FICA and related payroll tax expenses are necessary to attract and retain employees, Commvault places its primary emphasis on stockholder dilution as compared to the accounting charges related to such equity compensation plans. In addition, because of the varying available valuation methodologies, subjective assumptions such as volatility, which are outside of Commvault’s control and the variety of awards that companies can issue, Commvault believes that providing non-GAAP financial measures that exclude noncash stock-based compensation expense and the additional FICA and related payroll tax expenses incurred on stock option exercises and vesting of restricted stock awards allow investors to make meaningful comparisons between Commvault’s operating results and those of other companies.

There are a number of limitations related to the use of non-GAAP income from operations and non-GAAP income from operations margin. The most significant limitation is that these non-GAAP financial measures exclude certain operating costs, primarily related to noncash stock-based compensation, which is of a recurring nature. Noncash stock-based compensation has been, and will continue to be for the foreseeable future, a significant recurring expense in Commvault’s operating results. In addition, noncash stock-based compensation is an important part of Commvault’s employees’ compensation and can have a significant impact on their performance. Lastly, the components Commvault excludes in its non-GAAP financial measures may differ from the components that its peer companies exclude when they report their non-GAAP financial measures.

Commvault’s management generally compensates for limitations described above related to the use of non-GAAP financial measures by providing investors with a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure. Further, Commvault management uses non-GAAP financial measures only in addition to, and in conjunction with, results presented in accordance with GAAP.

Non-GAAP net income and non-GAAP diluted EPS. Non-GAAP net income excludes noncash stock-based compensation, the additional FICA and related payroll tax expenses incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards. Commvault has also excluded its share of earnings or loss from its equity method investment. In addition, non-GAAP net income and non-GAAP diluted EPS incorporate a non-GAAP effective tax rate of 37% in fiscal 2018 and fiscal 2017.

Commvault anticipates that in any given period its non-GAAP tax rate may be either higher or lower than the GAAP tax rate as evidenced by historical fluctuations. On an annual basis, the GAAP tax rate was 37% for fiscal 2014 and 34% for fiscal 2015. The GAAP tax rates for fiscal 2016, 2017 and fiscal 2018 are not meaningful percentages due to the dollar amount of GAAP pre-tax income. From a cash tax perspective, the cash tax rate is estimated to be 18% for fiscal 2014 and 26% for fiscal 2015. For the same reason as the GAAP tax rates, the estimated cash tax rates for fiscal 2016, 2017 and fiscal 2018 are not meaningful percentages. Estimated cash taxes for 2017 and 2016 are expected to be approximately $5 million. Estimated cash taxes for 2018 are expected to be at similar levels. Commvault defines its cash tax rate as the total amount of cash income taxes payable for the fiscal year divided by consolidated GAAP pre-tax income. Over time, Commvault believes its GAAP and cash tax rates will align.

Commvault measured itself to non-GAAP tax rates of 37% in fiscal 2017 and will continue to measure itself to a non-GAAP tax rate of 37% in fiscal 2018. Commvault believes that the use of a non-GAAP tax rate is a useful measure as it allows management and investors to compare its operating results on a more consistent basis over the multiple periods presented in its earnings release without the impact of significant variations in the tax rate as more fully described above. Non-GAAP EPS is derived from non-GAAP net income divided by the weighted average shares outstanding on a fully diluted basis.

Commvault considers non-GAAP net income and non-GAAP diluted EPS useful metrics for Commvault management and its investors for the same basic reasons that Commvault uses non-GAAP income from operations and non-GAAP income from operations margin. In addition, the same limitations as well as management actions to compensate for such limitations described above also apply to Commvault’s use of non-GAAP net income and non-GAAP EPS.

Conference Call Information
Commvault will host a conference call today, July 25, 2017, at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time) to discuss its financial results. To access this call, dial 844-742-4247 (domestic) or 661-378-9470 (international). Investors can also access the webcast by visiting www.commvault.com. The live webcast and replay will be hosted under the "Events" section of the website. An archived webcast of this conference call will also be available following the call.

About Commvault

Commvault is a leading provider of data protection and information management solutions, helping companies worldwide activate their data to drive more value and business insight and to transform modern data environments. With solutions and services delivered directly and through a worldwide network of partners and service providers, Commvault solutions comprise one of the industry’s leading portfolios in data protection and recovery, cloud, virtualization, archive, file sync and share. Commvault has earned accolades from customers and third party influencers for its technology vision, innovation, and execution as an independent and trusted expert. Without the distraction of a hardware business or other business agenda, Commvault’s sole focus on data management has led to adoption by companies of all sizes, in all industries, and for solutions deployed on premise, across mobile platforms, to and from the cloud, and provided as-a-service. Commvault employs more than 2,500 highly skilled individuals across markets worldwide, is publicly traded on NASDAQ (CVLT), and is headquartered in Tinton Falls, New Jersey in the United States. To learn more about Commvault — and how it can help make your data work for you — visit commvault.com.

Safe Harbor Statement
This press release may contain forward-looking statements, including statements regarding financial projections, which are subject to risks and uncertainties, such as competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of software products and related services, general economic conditions, outcome of litigation and others. For a discussion of these and other risks and uncertainties affecting Commvault's business, see "Item IA. Risk Factors" in our annual report in Form 10-K and "Item 1A. Risk Factors" in our most recent quarter report in Form 10-Q. Statements regarding Commvault’s beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from anticipated results. Commvault does not undertake to update its forward-looking statements. The development and timing of any product release as well as any of its features or functionality remain at our sole discretion.

©1999-2017 Commvault Systems, Inc. All rights reserved. Commvault, Commvault and logo, the "C hexagon” logo, Commvault Systems, Solving Forward, SIM, Singular Information Management, OnePass, Commvault Galaxy, Unified Data Management, QiNetix, Quick Recovery, QR, CommNet, GridStor, Vault Tracker, InnerVault, Quick Snap, QSnap, IntelliSnap, Recovery Director, CommServe, CommCell, ROMS, Commvault Edge, and CommValue are trademarks or registered trademarks of Commvault Systems, Inc. All other third party brands, products, service names, trademarks, or registered service marks are the property of and used to identify the products or services of their respective owners. All specifications are subject to change without notice.

Table I

Commvault Systems, Inc.

Consolidated Statements of Loss
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,
	2017	2016 (1)
Revenues:
Software	$74,761	$63,413
Services	91,211	88,361
Total revenues	165,972	151,774
Cost of revenues:
Software	805	761
Services	20,856	20,234
Total cost of revenues	21,661	20,995
Gross margin	144,311	130,779
Operating expenses:
Sales and marketing	99,909	92,731
Research and development	22,545	19,228
General and administrative	23,851	19,938
Depreciation and amortization	2,367	2,110
Total operating expenses	148,672	134,007
Loss from operations	(4,361)	(3,228)
Interest expense	(232)	(246)
Interest income	433	255
Equity in income (loss) of affiliate	39	(86)
Loss before income taxes	(4,121)	(3,305)
Income tax benefit	(3,837)	(695)
Net loss	$(284)	$(2,610)
Net loss per common share:
Basic	$(0.01)	$(0.06)
Diluted	$(0.01)	$(0.06)
Weighted average common shares outstanding:
Basic	45,128	44,244
Diluted	45,128	44,244

(1) Adjusted for the retrospective adoption of ASC 606, Revenue from Contracts with Customers

Table II

Commvault Systems, Inc.

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30,	March 31,
	2017	2017 (1)
ASSETS
Current assets:
Cash and cash equivalents	$349,522	$329,491
Short-term investments	131,466	120,693
Trade accounts receivable, net	131,357	140,084
Other current assets	24,496	15,791
Total current assets	636,841	606,059

Deferred tax assets, net	51,401	50,228
Property and equipment, net	131,209	132,319
Equity method investment	3,660	3,621
Deferred commissions cost	29,953	30,378
Other assets	7,747	7,273
Total assets	$860,811	$829,878

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$446	$117
Accrued liabilities	69,231	78,701
Deferred revenue	217,539	209,099
Total current liabilities	287,216	287,917

Deferred revenue, less current portion	75,004	70,803
Other liabilities	3,594	4,226

Total stockholders’ equity	494,997	466,932
Total liabilities and stockholders’ equity	$860,811	$829,878

(1) Adjusted for the retrospective adoption of ASC 606, Revenue from Contracts with Customers

Table III

Commvault Systems, Inc.

Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended June 30,
	2017	2016 (1)
Cash flows from operating activities
Net loss	$(284)	$(2,610)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,772	2,502
Noncash stock-based compensation	19,564	17,340
Excess tax benefits from stock-based compensation (2)	—	(292)
Deferred income taxes	(1,330)	(4,088)
Equity in income (loss) of affiliate	(39)	86
Amortization of deferred commissions cost	4,601	3,840
Changes in operating assets and liabilities:
Trade accounts receivable	11,097	14,084
Other current assets and Other assets	(9,225)	(2,672)
Deferred commissions cost	(3,610)	(3,488)
Accounts payable	328	(145)
Accrued liabilities	(11,076)	(3,553)
Deferred revenue	7,418	2,865
Other liabilities	(283)	178
Net cash provided by operating activities	19,933	24,047
Cash flows from investing activities
Purchase of short-term investments	(44,072)	(33,299)
Proceeds from maturity of short-term investments	33,299	24,438
Purchase of property and equipment	(1,474)	(1,033)
Net cash used in investing activities	(12,247)	(9,894)
Cash flows from financing activities
Proceeds from stock-based compensation plans	5,570	1,550
Excess tax benefits from stock-based compensation (2)	—	292
Net cash provided by financing activities	5,570	1,842
Effects of exchange rate — changes in cash	6,775	(1,855)
Net increase in cash and cash equivalents	20,031	14,140
Cash and cash equivalents at beginning of period	329,491	288,107
Cash and cash equivalents at end of period	$349,522	$302,247

(1) Adjusted for the retrospective adoption of ASC 606, Revenue from Contracts with Customers
(2) In fiscal 2018, the Company adopted ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting, which requires cash flows from excess tax benefits to be classified as operating cash flows. Cash flows related to excess taxes prior to fiscal 2018 remain classified as financing cash flows.

Table IV

Commvault Systems, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures and Other Financial Information
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,
	2017	2016 (7)
Non-GAAP financial measures and reconciliation:
GAAP loss from operations	$(4,361)	$(3,228)
Noncash stock-based compensation (1)	19,564	17,340
FICA and related payroll tax expense on stock option exercises and vesting on restricted stock awards (2)	653	216
Non-GAAP income from operations	$15,856	$14,328

GAAP net loss	$(284)	$(2,610)
Noncash stock-based compensation (1)	19,564	17,340
FICA and related payroll tax expense on stock option exercises and vesting on restricted stock awards (2)	653	216
Equity in (income) loss of affiliate (3)	(39)	86
Non-GAAP provision for income taxes adjustment (4)	(9,778)	(5,999)
Non-GAAP net income	$10,116	$9,033

Diluted weighted average shares outstanding (5)	47,469	45,963
Non-GAAP diluted net income per share	$0.21	$0.20

	Three Months Ended June 30, 2017
	Sequential	Year Over Year
Non-GAAP software revenue reconciliation
GAAP software revenue	$74,761	$74,761
Adjustment for currency impact	(867)	861
Non-GAAP software revenue on a constant currency basis (6)	$73,894	$75,622

	Three Months Ended June 30, 2017
	Sequential	Year Over Year
Non-GAAP services revenue reconciliation
GAAP services revenue	$91,211	$91,211
Adjustment for currency impact	(519)	1,292
Non-GAAP services revenue on a constant currency basis (6)	$90,692	$92,503

	Three Months Ended June 30, 2017
	Sequential	Year Over Year
Non-GAAP total revenue reconciliation
GAAP total revenues	$165,972	$165,972
Adjustment for currency impact	(1,386)	2,153
Non-GAAP total revenues on a constant currency basis (6)	$164,586	$168,125

	Three Months Ended June 30,
	2017	2016

Non-GAAP free cash flow reconciliation:
Net cash provided by operating activities	$19,933	$24,047
Purchase of property and equipment	(1,474)	(1,033)
Non-GAAP free cash flow	$18,459	$23,014

	Three Months Ended June 30, 2017
	Americas	EMEA	APAC	Total
Software Revenue	$40,011	$23,772	$10,978	$74,761
Customer Support Revenue	56,189	17,111	8,590	81,890
Professional Services	4,861	2,545	1,915	9,321
Total Revenue	$101,061	$43,428	$21,483	$165,972

	Three Months Ended June 30, 2016
	Americas	EMEA	APAC	Total
Software Revenue	$35,801	$17,633	$9,979	$63,413
Customer Support Revenue	53,603	16,626	8,038	78,267
Professional Services	6,025	2,816	1,253	10,094
Total Revenue	$95,429	$37,075	$19,270	$151,774

Footnotes - Adjustments

(1)	Represents noncash stock-based compensation charges associated with stock options, restricted stock units granted and our Employee Stock Purchase Plan. Those amounts are represented as follows:

	Three Months Ended June 30,
	2017	2016
Cost of services revenue	$751	$871
Sales and marketing	9,440	7,671
Research and development	2,070	1,678
General and administrative	7,303	7,120
Stock-based compensation expense	$19,564	$17,340

(2)	Represents additional FICA and related payroll tax expenses incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards.

(3)	Represents Commvault's share of income or loss from its investment in Laitek, Inc.

(4)	The provision for income taxes is adjusted to reflect Commvault’s estimated non-GAAP effective tax rate of approximately 37% in fiscal 2018 and fiscal 2017.

(5)
For GAAP purposes the potentially dilutive impact of options and shares associated with our stock-based compensation programs were excluded from the calculation of GAAP loss per share in the three months ended June 30, 2017 and 2016 because they would have been anti-dilutive. For purposes of non-GAAP income per share the impact of dilutive options and shares has been included.

(6)
Revenues on a constant currency basis are calculated using the average foreign exchange rates from a previous period and applying these rates to foreign-denominated revenues in the corresponding period of fiscal 2018. The difference between revenue calculated based on these foreign exchange rates and revenues calculated in accordance with GAAP is listed as Adjustment for currency impact in the table above.

(7)	Adjusted for the retrospective adoption of ASC 606, Revenue from Contracts with Customers